UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*



                           Maxcor Financial Group Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    57772G100
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                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

CUSIP No. 57772G100                    13G                     Page 2 of 5 Pages

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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

                  Keith E. Reihl
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a) [ ]

         (b) [ ]
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3.       SEC Use Only


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4.       Citizenship or Place of Organization:

                  United States

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                                 5.       Sole Voting Power:          377,780
Number of
Shares                           -----------------------------------------------
Beneficially                     6.       Shared Voting Power:
Owned By
Each Reporting                   -----------------------------------------------
Person With                      7.       Sole Dispositive Power:     377,780

                                 -----------------------------------------------
                                 8.       Shared Dispositive Power:

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:

                                                                      377,780
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
         Instructions)                                                [ ]

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11.      Percent of Class Represented by Amount in Row (9):           5.1%


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12.      Type of Reporting Person (See Instructions):                 IN


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

Item 1.

         (a)  Name of Issuer: Maxcor Financial Group Inc.

         (b) Address of Issuer's Principal Executive Offices: One New York Plaza, 16th Floor, New York, NY 10292


Item 2.

         (a)  Name of Person Filing: Keith E. Reihl

         (b) Address of Principal Business Office or, if none, Residence: c/o Maxcor Financial Group Inc., One New York Plaza, 16th Floor,
              New York, NY 10292

         (c)  Citizenship: U.S.

         (d)  Title of Class of Securities: Common Stock

         (e)  CUSIP Number: 57772G100


Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned: 377,780

         (b)  Percent of class: 5.1%

         (c)  Number of shares as to which the person has:

                  (i)    Sole power to vote or to direct the vote: 377,780

                  (ii)   Shared power to vote or to direct the vote:

                  (iii)  Sole power to dispose or to direct the disposition of:
                         377,780

                  (iv) Shared power to dispose or to direct the disposition of:


Item 5.  Ownership of Five Percent or Less of a Class

Not applicable

                                Page 3 of 5 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable


Item 8.  Identification and Classification of Members of the Group.

Not applicable


Item 9.  Notice of Dissolution of Group.

Not applicable


Item 10. Certification.

Not applicable

                                Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 2003
                                       -----------------------------------------
                                                        (Date)

                                                  /s/ KEITH E. REIHL
                                       -----------------------------------------
                                                      (Signature)

                                                    Keith E. Reihl
                                       -----------------------------------------
                                                     (Name/Title)


                                Page 5 of 5 Pages